Exhibit 5.03

February 13, 2017

ONSITE Energy, Inc.

c/o NRG Energy, Inc.

211 Carnegie Center

Princeton, NJ  08540

Re:          NRG Energy, Inc.’s 6.625% Senior Notes due 2027 - Oregon Guarantor

Ladies and Gentlemen:

We have acted as special counsel to ONSITE Energy, Inc., an Oregon corporation (the “Oregon Guarantor”), a subsidiary of NRG Energy, Inc., a Delaware corporation (the “Issuer”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of $1,250,000,000 in aggregate principal amount of the Issuer’s 6.625% Senior Notes due 2027 (the “Exchange Notes”) pursuant to the Registration Statement on Form S-4 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act.  The Exchange Notes are proposed to be offered by the Issuer in exchange for existing $1,250,000,000 in aggregate principal amount of the Issuer’s outstanding 6.625% Senior Notes due 2027.  The Exchange Notes will be issued pursuant to the Indenture (the “Base Indenture”), dated as of May 23, 2016, between the Issuer and the Law Debenture Trust Company of New York, as Trustee (the “Trustee”), as supplemented by the Third Supplemental Indenture, dated as of August 2, 2016 (the “Supplemental Indenture”) among the Issuer, the Oregon Guarantor and the other guarantors party thereto and the Trustee.  The Oregon Guarantor will execute a Notation of Guarantee (the “Notation of Guarantee”) on the Exchange Notes to evidence its guarantee (the “Guarantee”) of the Issuer’s obligations under the Exchange Notes pursuant to the Supplemental Indenture.

In our capacity as counsel to the Oregon Guarantor, we have examined (a) the Registration Statement, (b) the Base Indenture and Supplemental Indenture, (c) the form of Exchange Notes and Notation of Guarantee attached to the Supplemental Indenture, (d) the articles of incorporation, by-laws and resolutions of the Oregon Guarantor and (e) the originals, or copies identified to our satisfaction, of such corporate records of the Oregon Guarantor, certificates of public officials, officers of the Oregon Guarantor and other persons, and such other documents, agreements and instruments as we have deemed necessary as a basis for the opinions expressed below. In our examination, we have assumed the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

Based on and subject to the foregoing and the other assumptions, exclusions and qualifications in this letter, we are of the opinion that the Oregon Guarantor (1) is a corporation validly existing under Oregon law; (2) has the corporate power to execute and deliver the

Supplemental Indenture and the Notation of Guarantee; (3) has taken all corporate action necessary to authorize the execution and delivery of the Supplemental Indenture and Notation of Guarantee; and (4) has executed and delivered the Supplemental Indenture.

We do not express any opinions herein concerning any laws other than the laws in their current forms of the State of Oregon, and we express no opinion with respect to the laws of any other jurisdiction.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the caption “Legal Matters.” In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or related rules nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act or related rules.

Very truly yours,

/s/ PERKINS COIE LLP

PERKINS COIE LLP